Exhibit 99.1

FOR IMMEDIATE RELEASE

CAREMARK SENDS LETTER TO SHAREHOLDERS EXPLAINING COMPELLING VALUE OF CVS MERGER, SERIOUS RISKS OF EXPRESS SCRIPTS PROPOSAL

Urges Vote “For” CVS/Caremark Merger On February 20

Nashville, Tenn. — January 23, 2007 – Caremark Rx, Inc. (NYSE: CMX) today sent a letter to the Company’s shareholders detailing the compelling strategic and financial benefits of its pending merger with CVS Corporation (NYSE: CVS). Caremark reiterated its belief that the merger with CVS will deliver immediate and concrete value to shareholders and has a high certainty of completion in approximately one month. The Company believes the transaction is the most effective way to address the rapidly changing dynamics of the pharmaceutical services industry and urged shareholders to vote FOR the CVS/Caremark merger at the Caremark Special Meeting on February 20, 2007.

In the letter, Caremark’s Chairman, Chief Executive Officer and President Mac Crawford outlined the Company’s belief that the CVS merger is financially superior to Express Scripts’ hostile and highly conditional proposal and will create significant value for customers by introducing new products and services. Further, Caremark believes the Express Scripts proposal is highly risky, will destroy shareholder value, will potentially result in the loss of large customer contracts, and is clearly not in the best interests of Caremark or its shareholders.

The text of the letter follows:

January 23, 2007

VOTE FOR THE CVS/CAREMARK MERGER –

THE BEST VALUE AND CERTAINTY FOR CAREMARK SHAREHOLDERS

Dear Fellow Shareholder:

For more than eight years, your Caremark management team and Board have consistently delivered exceptional performance – generating total returns of over 1300% – and remain focused on maximizing value for all shareholders.

On November 1, 2006, CVS and Caremark announced that we had entered into a definitive agreement to combine our companies in a merger of equals, creating the nation’s premier integrated pharmaceutical services provider and providing substantial strategic and financial benefits.

Caremark believes that the merger with CVS is the most effective way to address the rapidly changing dynamics of the pharmaceutical services industry. Together with CVS, we will define and lead the transformation of the industry and significantly improve the delivery of pharmaceutical services, differentiating us from our competitors and creating significant value for shareholders.

We strongly support a merger with CVS which:

•	Delivers immediate and concrete value;

•	Has high certainty of completion;

•	Provides compelling strategic and financial benefits; and

•	Is led by an established team from both companies with a strong track record of creating value.

Your Company has carefully considered other alternatives, including remaining independent, as well as an unsolicited proposal from Express Scripts. We strongly believe that the Express Scripts proposal is highly risky and conditional, destructive to shareholder value and clearly not in the best interests of Caremark or its shareholders.

THE CAREMARK BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU VOTE

“FOR” THE ADOPTION OF THE CVS/CAREMARK MERGER AGREEMENT

AND APPROVAL OF THE MERGER

WHY YOU SHOULD VOTE “FOR” THE CVS/CAREMARK TRANSACTION

IMMEDIATE AND CONCRETE VALUE

You will receive 1.67 shares of CVS/Caremark stock for each share of Caremark stock you own in this merger of equals transaction, allowing you to fully benefit from the enhanced growth potential of this exciting new company. In addition, Caremark shareholders will receive a special one-time cash dividend of $2.00 per share, payable promptly upon closing of the transaction with CVS, which is expected in February 2007 following shareholder approvals.

In comparison, Express Scripts’ offer is approximately half cash and would be unlikely to close until at least the third quarter of this year according to Express Scripts’ own timetable. In fact, in its amended proxy filed on January 22nd, Express Scripts further hedged on timing, acknowledging that there are no assurances that even a third quarter close can be met. Clearly, a dollar today is worth more than a dollar many months from now. When one properly discounts the cash Express Scripts may or may not deliver a half year or more from now, the present value of their offer is conservatively worth $2.00 to $3.00 less per share than the nominal value of their bid and less than the Caremark/CVS merger. Therefore, Express Scripts’ so-called premium turns out to be no premium at all.

Express Scripts also has argued that the remaining value of its proposal can be derived by applying its proposed exchange ratio to its current stock price. The truth is that there is no way of knowing what the value of the Express Scripts proposal would be following antitrust review and a lengthy period of uncertainty and potential significant business dislocations. We also don’t know if they might try to reduce the value of their proposal after a period of prolonged uncertainty.

We believe strongly that both the value represented by the CVS merger consideration and the long-term intrinsic opportunity that will be created by this combination exceed the value of Caremark on an independent stand-alone basis and are far superior to the Express Scripts proposal.

HIGH CERTAINTY OF COMPLETION

The CVS/Caremark merger has already received all the necessary regulatory approvals from the FTC and SEC. The upcoming shareholder votes are the last step in this process. We anticipate closing this transaction immediately following your approval of this merger on February 20th and approval by CVS’ shareholders at their meeting on February 23rd.

In comparison, Express Scripts’ proposal is highly contingent and conditional to such an extent that it is largely illusory. In fact, it is by no means clear that the alternative offered to a CVS transaction would be an agreement with Express Scripts, particularly given the highly unusual conditions Express Scripts is proposing as part of their offer, including:

•	A due diligence review;

•	Satisfaction of financing conditions;

•	Anti-trust and other regulatory approvals; and,

•	Approval by their own shareholders – a process they have not even begun and, which by their own admission, would prevent their illusory February 13 deadline from even occurring.

These risks could substantially delay closing, could prevent closing altogether, or could result in the imposition of conditions that would adversely impact the value of the combined business, the amount of any projected synergies, Express Scripts’ ability to obtain financing for the transaction and the terms of any such financing. Until all of these conditions are met, shareholders face the possibility that Express Scripts may unilaterally reduce or withdraw its proposal based on any of these factors or otherwise.

COMPELLING STRATEGIC AND FINANCIAL BENEFITS

For more than eight years, Caremark’s management and Board have continuously transformed the Company to improve its competitiveness and create enormous shareholder value. The first phase focused on creating a profitable growing business with a strong balance sheet, while the second phase substantially increased the Company’s scale and competitiveness through the acquisition and successful integration of AdvancePCS.

The planned merger with CVS represents the next phase of the company’s evolution. This strategy stems from an extensive review of Caremark’s existing business, the external factors impacting us and the industry and the opportunities for future growth. Your Board and management examined all the options available to create further value for shareholders and determined that simply creating a larger PBM would not drive the most value for either our shareholders or our customers.

Our customers and consumers are excited about this transaction. This transaction will create significant value for our customers by introducing new products and services. Our customers have been asking us for some time to bring our services closer to consumers, as consumers are becoming increasingly involved in making their own healthcare decisions through changes in plan design, the adoption of consumer-directed plans and, of course, the introduction of Medicare Part D. CVS’s powerful direct relationship with the consumer and exciting services like MinuteClinic allow us to do just that.

Our shareholders will realize greater financial benefits. Based on a thorough integration analysis, we have conservatively estimated annual cost synergies in excess of $500 million. Moreover, we expect to achieve between $800 million and $1 billion in incremental revenues in 2008 and significantly more thereafter. CVS/Caremark will also have a very strong financial position, with low debt and strong cash flow generation. This will provide the company with continued financial flexibility, allowing us to further invest in our business and continue to return value to shareholders through continuation of dividends and future share buybacks. As we previously announced, the combined company will undertake an accelerated share repurchase program that will retire 150 million of the outstanding shares of the combined company (approximately 10 percent of the combined company’s outstanding shares) promptly following closing. We expect the share retirement to enable the new company to achieve double-digit cents-per-share accretion in 2008 and significantly increase the combined company’s return on equity.

In comparison, the Express Scripts proposal raises substantial concerns about the significant value destruction associated with customer losses, high leverage (“junk credit”) and high regulatory risks. Caremark has won approximately $1 billion in net revenues from Express Scripts since 2004. Many of these clients have left Express Scripts over dissatisfaction with service and performance, and we believe there is a substantial risk that Caremark would lose these clients in the event that Express Scripts acquires Caremark. Caremark is also in the midst of the 2007 selling season and has large strategic accounts currently out for bid. Uncertainty regarding a potential transaction with Express Scripts will put these accounts at risk and likely result in Caremark not being the vendor selected for these or other new contracts. Express Scripts’ claim of $500 million in synergies is illusory given the likely customer defections, as well as the loss of customers that would accompany a protracted closing process during the current selling season.

ESTABLISHED LEADERSHIP TEAM WITH A TRACK RECORD OF CREATING VALUE

Finally, the Caremark and CVS management teams have a proven track record of creating significant shareholder value and successfully integrating mergers of this size and scale. Since late 1998, Caremark’s share price has appreciated by over 1300%, as a result of organic growth and acquisitions. In fact, we have already begun planning for integration and are very pleased with how this process is progressing.

In comparison, Express Scripts has had difficulty integrating even small acquisitions. The transaction proposed by Express Scripts would be roughly 20x the size of the largest transaction Express Scripts has undertaken in the past — and Caremark is nearly three times bigger than Express Scripts itself. Given Express Scripts’ poor track record of integrating its prior mergers, history of integration cost overruns, management attrition as well as other problems, we have substantial concerns that Express Scripts could successfully execute a merger with Caremark, especially given the vastly different operating and business strategies of the two companies.

DO NOT PUT YOUR INVESTMENT AT RISK.

We have been deeply gratified by the support we have received from our customers over the last few months. In our meetings with institutional investors and others, we have received positive feedback and have seen a growing appreciation of the compelling logic of the CVS/Caremark merger. In the end, you will have the final say in this process. We strongly believe the CVS/Caremark merger is in your best financial interests and believe that shareholders will support our Board’s and management’s strategy of building the nation’s premier integrated pharmacy services provider.

We are sending you our proxy materials under separate cover. Please give this information your prompt and careful attention.

PROTECT YOUR INVESTMENT!

WE URGE YOU TO VOTE “FOR” THE CVS/CAREMARK MERGER TODAY—BY

TELEPHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE WHITE

PROXY CARD.

On behalf of our Board and our management team, thank you for your support.

Sincerely,

Mac Crawford

Chairman, Chief Executive Officer and President

If you have questions about the proposed merger, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Toll-Free at 877-750-9498

(Banks and Brokers may call collect at 212-750-5833)

For more information on the transaction, including access to all Caremark press releases and public filings, please go to www.caremarkrx.com

About Caremark

Caremark is a leading pharmaceutical services company, providing through its affiliates comprehensive drug benefit services to over 2,000 health plan sponsors and their plan participants throughout the U.S. The company’s clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. In addition, Caremark is a national provider of drug benefits to eligible beneficiaries under the Medicare Part D program. The company operates a national retail pharmacy network with over 60,000 participating pharmacies, seven mail service pharmacies, the industry’s only FDA-regulated repackaging plant and 21 licensed specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Additional information about Caremark is available at www.Caremark.com

Important Information for Investors and Stockholders

CVS has filed with the SEC a registration statement on Form S-4 that was declared effective by the SEC on January 19, 2007. This registration statement includes a joint proxy statement/prospectus in connection with the proposed merger. Caremark and CVS urge investors and stockholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information.

Investors and stockholders are currently able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Caremark will be available free of charge on the investor relations portion of the Caremark website at www.caremark.com. Documents filed with the SEC by CVS will be available free of charge on the investor relations portion of the CVS website at http://investor.cvs.com. Investors and stockholders may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Caremark stockholders to approve the merger at the following address: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022.

Caremark, and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. A description of the interests of Caremark’s directors and executive officers in Caremark is set forth in the proxy statement for Caremark’s 2006 annual meeting of stockholders, which was filed with the SEC on April 7, 2006. CVS, and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CVS in connection with the merger. A description of the interests of CVS’s directors and executive officers in CVS is set forth in the proxy statement for CVS’s 2006 annual meeting of stockholders, which was filed with the SEC on March 24, 2006.

If and to the extent that any of the Caremark or CVS participants will receive any additional benefits in connection with the merger that are unknown as of the date of this filing, the details of those benefits are described in the definitive joint proxy statement/prospectus relating to the merger. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Caremark’s and CVS’s directors and executive officers in the merger by reading the definitive joint proxy statement/prospectus.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about CVS and Caremark. When used in this document, the words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, “will”, “to be” and any similar expressions and any other statements that are not historical facts, in each case as they relate to CVS or Caremark or to the combined company, the management of either such company or the combined company or the transaction are intended to identify those assertions as forward-looking statements. In making any of those statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements, including, without limitation, statements relating to anticipated accretion, return on equity, cost synergies, incremental revenues and new products and offerings, are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of CVS and Caremark, including macroeconomic condition and general industry conditions such as the competitive environment for retail pharmacy and pharmacy benefit management companies, regulatory and litigation matters and risks, legislative developments, changes in tax and other laws and the effect of changes in general economic conditions, the risk that a condition to closing of the transaction may not be satisfied, the risk that a regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated and other risks to consummation of the transaction. The actual results or performance by CVS or Caremark or the combined company, and issues relating to the transaction, could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of CVS or Caremark, the combined company or the transaction.

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Contact:

Investor Relations: Craig Hartman, (615) 743-6653

Media Relations: Steve Lipin/Nina Devlin, Brunswick Group, (212) 333-3810 or

George Sard/Brandy Bergman/Jeffrey Mathews, Sard Verbinnen & Co, (212) 687-8080